Exhibit 99

11011 Via Frontera San Diego, CA 92127 Tel: 858-451-3771 Fax: 858-451-5719

Chris Hendy	Keith A. Butler
Director	Vice President and CFO
858-451-3771	858-451-3771 x1413
keith@synbiotics.com

Synbiotics Announces New President and Chief Operating Officer

San Diego, California: January 7, 2003 — Synbiotics Corporation (OTCBB: SBIO) today announced that Mr. Paul Richard Hays has joined the Company as President and Chief Operating Officer. Mr. Hays was also appointed to the Synbiotics Corporation Board of Directors.

Mr. Hays brings eighteen years of experience in the animal health market. He was previously employed at Boehringer Ingelheim Vetmedica, Inc. for approximately ten years where he served in various senior management positions. He most recently served as Executive Vice President, U.S. Business. Prior to his employment at Boehringer Ingelheim Vetmedica, Inc., he was employed at Ciba-Geigy Animal Health, Inc. (today surviving as Novartis Animal Health, Inc.) in various sales, marketing and management positions.

Mr. Hays graduated from the University of Missouri College of Agriculture in 1983 and has served on the Boards of the Animal Health Institute and the American Feed Industry Association.

Synbiotics Corporation develops, manufactures and markets veterinary diagnostics, instrumentation and related products for the companion animal, large animal and poultry markets worldwide. Headquartered in San Diego, California, Synbiotics manufactures and distributes its products through its operations in San Diego, CA, and Lyon, France. For information on Synbiotics and its products, visit the Company’s website at www.synbiotics.com.

With the exception of historical matters, the issues discussed in this press release are forward-looking statements that are subject to the risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including competition from larger companies, reliance on third-party manufacturers and distributors, possible technology improvement by others, the ability to assimilate acquired businesses, the continued effect on the business from our 2001 lack of liquidity, the seasonality of major portions of the Company’s business and other risks set forth in Synbiotics Corporation’s filings with the Securities and Exchange Commission, particularly Form 10-K filed for the year ended December 31, 2001. These forward-looking statements represent Synbiotics Corporation’s judgment as of the date of the release. Synbiotics Corporation disclaims, however, any intent or obligation to update these forward-looking statements.

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